EXHIBIT 99.1

BUCYRUS INTERNATIONAL, INC.

ANNOUNCES SUMMARY UNAUDITED RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2006

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South Milwaukee, Wisconsin - May 3, 2006 - Bucyrus International, Inc. today announced its summary unaudited results for the three months ended March 31, 2006. The following includes the summary unaudited results for this period. References to “Bucyrus” and the “Company” refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended March 31,

Dollars in thousands, except per share amounts	2006	2005

Consolidated Statements of Earnings:
Sales	$165,653	$105,521
Cost of products sold	124,780	76,495

Gross profit	40,873	29,026
Selling, general and administrative expenses	15,460	12,305
Research and development expenses	1,922	1,350
Amortization of intangible assets	452	453

Operating earnings	23,039	14,918

Interest expense	645	1,252
Other expense - net	122	23

Earnings before income taxes	22,272	13,643

Income tax expense	7,750	4,518

Net earnings	$14,522	$9,125

Net earnings per share:
Basic:
Net earnings per share	$.47	$.30

Weighted average shares	31,191,780	30,102,165

Diluted:
Net earnings per share	$.46	$.29

Weighted average shares	31,526,843	31,173,467

Other Financial Data:
EBITDA (1)	$26,616	$18,238
Non-cash stock compensation expense	578	45
Severance	272	13
Loss on sale of fixed assets	42	282

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(1)

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings and net cash provided by operating activities in the following table. The Company’s management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”), and does not purport to be an alternative to net earnings as an indicator of operating performance or to net cash provided by operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company’s ability to engage in certain activities such as incurring additional debt and making certain payments.

	For the three months ended March 31,
Dollars in thousands	2006	2005

Net earnings	$14,522	$9,125
Interest income	(114)	(209)
Interest expense	645	1,252
Income taxes	7,750	4,518
Depreciation	3,107	2,864
Amortization	706	688

EBITDA	26,616	18,238

Changes in assets and liabilities	25,218	2,249
Non-cash stock compensation expense	578	45
Loss on sale of fixed assets	42	282
Interest income	114	209
Interest expense	(645)	(1,252)
Income tax expense	(7,750)	(4,518)

Net cash provided by operating activities	$44,173	$15,253

Dollars in thousands	March 31, 2006	December 31, 2005

Consolidated Balance Sheets
Assets
Cash and cash equivalents	$8,380	$12,451
Receivables-net	123,199	155,547
Inventories	141,751	133,476
Deferred income taxes	20,131	18,363
Prepaid expenses and other current assets	7,204	6,982

Total current assets	300,665	326,819

Goodwill	47,306	47,306
Intangible assets-net	34,126	34,565
Deferred income taxes	8,157	10,355
Other assets	8,565	8,767

Total other assets	98,154	100,993

Property, plant and equipment-net	69,752	64,155

Total assets	$468,571	$491,967

Liabilities and Common Shareholders’ Investment
Accounts payable and accrued expenses	$105,327	$106,747
Liabilities to customers on uncompleted contracts and warranties	35,595	35,239
Income taxes	14,458	11,943
Current maturities of long-term debt and other short-term obligations	915	1,339

Total current liabilities	156,295	155,268

Postretirement benefits	14,472	14,257
Pension and other	33,743	34,567

Total other liabilities	48,215	48,824

Long-term debt	24,186	66,975

Common shareholders’ investment	239,875	220,900

Total liabilities and common shareholders’ investment	$468,571	$491,967

The results for the three months ended March 31, 2006 include an increase in sales of $60.1 million or 57.0% as compared to the three months ended March 31, 2005. New machine sales were $53.5 million, an increase of $25.8 million or 93.0% from $27.7 million for the three months ended March 31, 2005, and aftermarket parts and service sales were $112.2 million, an increase of $34.4 million or 44.2% from $77.8 million for the three months ended March 31, 2005. The increase in new machine sales resulted from the sustained demand and increased prices of commodities that are surface mined by the Company’s machines. The increase in aftermarket parts and service sales reflects the Company’s continuing initiatives and strategies to capture additional market share as well as continued strong commodity prices. Aftermarket sales increased in both the United States and international markets. The Company achieved operating earnings of $23.0 million for the three months ended March 31, 2006. Operating earnings for the three month period ended March 31, 2006 increased from 2005 due to increased gross profit resulting from increased sales volume.

As of March 31, 2006, the Company’s total backlog was $572.6 million, $348.5 million of which was expected to be recognized within twelve months of such date. This represents a 13.1% and 15.6% decrease from the December 31, 2005 total backlog of $658.6 million and twelve months backlog of $413.1 million, respectively, and a 13.3% and 20.8% increase from the March 31, 2005 total backlog of $505.4 million and twelve months backlog of $288.4 million, respectively. The decrease from December 31, 2005 was primarily due to a decrease in new machine orders and the increase from March 31, 2005 was due to an increase in aftermarket parts and service orders. Although the Company had no new machine orders for the three months ended March 31, 2006, inquires for new machines remain at a high level. In April, the Company finalized the contract for the sale of four shovels in the China market.

As of March 31, 2006, the Company had aggregate outstanding indebtedness of $25.1 million compared with $68.3 million at December 31, 2005. The Company had borrowings of $20.8 million under its revolving credit facility as of March 31, 2006 and cash and cash equivalents were $8.4 million as of that date.

On March 8, 2006, the Company’s Board of Directors authorized a three-for-two split of the Company’s Class A common stock. The stock split was paid on March 29, 2006 to Company shareholders of record on March 20, 2006. The Company’s Class A common stock began trading on a split-adjusted basis on March 30, 2006. All references in this press release to net earnings per share and the number of shares outstanding have been adjusted to reflect this stock split.

In addition, the Company’s Board of Directors authorized a 30% increase in the quarterly dividend, to the amount of $.05 per share per quarter, for dividends payable after the date of the stock split. On May 3, 2006, a cash dividend of $.05 per share was declared and is to be paid on June 5, 2006 to shareholders of record on May 18, 2006.

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of Bucyrus’ business consists of aftermarket sales in support of its large installed base (almost $12.5 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those risk factors and cautionary factors described in the “Risk Factors” and “Forward-Looking Statements” sections of Bucyrus’ Form 10-K for the year ended December 31, 2005 and other factors described in Bucyrus’ subsequent reports filed with the Securities and Exchange Commission. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

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